Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Fiscal 2007 Results

KNOXVILLE, Tenn. – February 11, 2008 – Team Health Inc.’s parent company, Team Finance LLC (“TeamHealth” or the “Company”), today announced results for the fiscal year and the fourth quarter ended December 31, 2007.

The Company previously announced the decision to exit the anesthesia management services business line. During 2007, the Company worked to transition its existing relationships within this operation and the final phase of this business line disposal was largely completed during the third quarter of 2007. As a result, in accordance with relevant accounting guidance, the operating results of the anesthesia management operations are reported as discontinued operations in the statement of operations for the years presented in this release.

Net revenue less provision for uncollectibles (“revenue less provision”), for the fiscal year ended December 31, 2007 increased 12.5% to $1,232.1 million from $1,095.4 million in the prior year. Same contract revenue less provision for the year increased by 5.9% to $948.2 million from $895.3 million in 2006. For the full year 2007, same contract revenue growth benefited 2.3% from increases in billed patient volume and 3.2% from increases in estimated collections per visit, while increases in contract and other revenue contributed an additional 0.7% of growth. Changes in prior year revenue estimates and managed care settlements between periods reduced same contract growth by 0.3%. New sales, net of contracts that terminated in the period, and acquisitions contributed $52.0 million and $31.7 million of growth between years, respectively. Net earnings for 2007 were $43.3 million compared to $16.5 million in 2006. Included in net earnings for 2007 was a loss from discontinued operations (net of tax benefit) of $576,000. In 2006, the loss from discontinued operations (net of tax benefit) was $7.0 million.

Also included in the financial results for the 2007 and 2006 fiscal years were reductions of professional liability reserves related to prior years of $32.1 million and $12.1 million, respectively, resulting from the Company’s receipt of revised actuarial loss estimates for these periods during the first and third quarters of each year.

Net revenue less provision in the fourth quarter of 2007 increased 9.4% to $313.6 million from $286.7 million in the fourth quarter of 2006. Same contract revenue less provision for the quarter increased by 3.5% to $267.5 million from $258.4 million in the same quarter a year ago. In the fourth quarter 2007, same contract revenue growth benefited 1.7% from increases in billed patient volume and 2.5% from increases in estimated collections per visit, while increases in contract and other revenue contributed an additional 0.3% of growth. Changes in prior year revenue estimates and managed care settlements between periods reduced same contract growth by 1.0%. New sales, net of contracts that terminated in the period, and acquisitions contributed $16.7 million and $1.1 million of growth between quarters, respectively. Net earnings were $1.2 million in the fourth quarter of 2007, compared to $4.8 million in the same quarter of 2006. Included in net earnings for the fourth quarter of 2007 and 2006 were losses from discontinued operations (net of tax benefit) of $77,000 and $172,000, respectively.

Within an overall positive performance in 2007, the Company experienced some market challenges in the fourth quarter resulting in a decline in earnings between reporting periods. Both fee for service billing volume and estimated collections per visit experienced a reduced rate of growth in the fourth quarter when measured against prior periods. These reduced growth rates negatively impacted same contract revenue growth in the fourth quarter of 2007, and did not match the higher same contract growth rates realized in the prior reporting periods of 2007 and the fourth quarter of 2006. Changes in prior year revenue estimates and managed care settlements between periods also had an unfavorable impact on same contract revenue growth in the period. During the fourth quarter of 2007, same contract provider and other direct costs, associated with market driven compensation trends, increased at rates similar to those realized during prior periods of 2007. This increase in compensation costs during the fourth quarter outpaced the reduced growth in net revenue during the period and unfavorably impacted operating margin. Also contributing to the earnings decline between periods were restructuring charges associated with the reorganization of certain corporate functions and lease termination costs that were realized in the quarter in the aggregate amount of $1.6 million. The Company’s management team will continue to monitor the adequacy of contract margins and manage staffing levels and other costs in light of any perceived long term changes in volume or reimbursement trends.

As of December 31, 2007, the Company had cash and cash equivalents of approximately $30.3 million and a revolving credit facility borrowing availability of $125.0 million (without giving effect to $7.2 million of undrawn letters of credit). During the 2007 fiscal year, the Company made scheduled term debt payments of $4.3 million and reduced amounts outstanding under the revolving credit facility in the amount of $6.8 million. As a result of the $11.1 million reduction in outstanding indebtedness during fiscal year 2007, as of December 31, 2007, the Company’s total outstanding debt was $631.5 million, excluding $125.0 million of availability under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for 2007 was $70.1 million compared to $49.6 million in 2006. The increase in operating cash flow between periods was primarily due to increased earnings, a reduced level of cash funding of accounts payable and other working capital payables and a decrease in accounts receivable funding between years.

Lynn Massingale, M.D., Chief Executive Officer of TeamHealth, said, “We are pleased with our full year 2007 financial performance, which included year over year increases in both net revenue and earnings. During 2007, TeamHealth was able to accomplish several significant operational and financial achievements. Strong operating cash flow and effective management of working capital provided the Company the opportunity to reduce outstanding indebtedness by a total of $11.1 million and increase the Company’s cash position by $26.3 million during the year. Net annual revenue growth of 12.5% was driven by a combination of increases in same contract revenue, the addition of new hospital customer relationships, and the full year impact of selected acquisitions. We are pleased to note that our recent acquisitions have been fully integrated into our operations and are performing very well. The Company is continuing to realize favorable trends in its professional liability costs as a result of our ongoing commitment to, and investment in, patient safety and risk management initiatives that provide a tangible benefit to patients, clinicians, and our hospital clients. These initiatives along with other value added measures are a core component of our service delivery process and provided TeamHealth with an opportunity to develop several significant new hospital customer relationships during the year.

“While we are excited by TeamHealth’s 2007 progress, many challenges remain within the healthcare industry. Chief among these is the continued issue of an increasing percentage of patients entering hospital emergency departments for medical treatment without any form of insurance. In addition, securing adequate and stable funding at the federal and state level is another challenge to all healthcare providers. We were encouraged that a portion of the formulaic reduction on 2008 Medicare physician payments was recently mitigated by Congressional action and a modest increase in the physician conversion factor was implemented for the first half of 2008. However, the mitigation of the prescribed reduction for 2008 was only extended through June 2008, and pending additional Congressional action, similar provider reductions are scheduled to take effect upon the expiration of the most recent extension. TeamHealth, along with other provider groups, will continue to work with Congressional representatives to seek a reversal of these prescribed reductions scheduled for the second half of 2008.

“In a time of systemic industry-wide challenges, we are grateful for the continuing commitment and support of our affiliated physicians and other healthcare providers, who continue to be focused on providing the highest levels of quality care to the patients they serve. We also appreciate the outstanding efforts of all our employees who operate with the highest level of integrity and in an innovative and highly efficient manner with our physicians and hospital customers. With such internal resources and long-term and high-quality hospital customer relationships, we believe TeamHealth, as a physician-led organization, is very well positioned to provide sound and workable solutions to both hospitals and healthcare providers as many of these healthcare challenges are addressed over the next several years.”

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with over 6,100 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to over 550 civilian and military hospitals, surgical centers and clinics in 45 states. For more information about TeamHealth, visit www.teamhealth.com.

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on February 12, 2008. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Tuesday, February 12, 2008, through midnight on Tuesday, February 19, 2008, by calling (800) 642-1687, access code 33261526.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Year ended December 31,
	2007	2006
	(In thousands)
Net revenues	$2,106,152	$1,829,053
Provision for uncollectibles	874,087	733,666

Net revenues less provision for uncollectibles	1,232,065	1,095,387
Cost of services rendered
Professional service expenses	950,872	831,826
Professional liability costs	21,057	37,642

Gross profit	260,136	225,919
General and administrative expenses	114,476	103,744
Management fee and other expenses	4,054	3,748
Depreciation and amortization	14,823	23,308
Interest expense, net	55,234	57,813

Earnings from continuing operations before income taxes	71,549	37,306
Provision for income taxes	27,703	13,792

Earnings from continuing operations	43,846	23,514
Loss from discontinued operations less applicable benefit from income taxes of $363 and $2,475, respectively	(576)	(7,049)

Net earnings	$43,270	$16,465

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Team Finance LLC

Financial Highlights

(unaudited)

	For the three months ended December 31,
	2007	2006
	(In thousands)
Net revenues	$551,071	$482,428
Provision for uncollectibles	237,517	195,686

Net revenues less provision for uncollectibles	313,554	286,742
Cost of services rendered
Professional service expenses	247,462	218,490
Professional liability costs	13,792	13,146

Gross profit	52,300	55,106
General and administrative expenses	31,165	28,758
Management fee and other expenses	1,021	1,058
Depreciation and amortization	3,868	3,428
Interest expense, net	13,804	14,697

Earnings from continuing operations before income taxes	2,442	7,165
Provision for income taxes	1,148	2,163

Earnings from continuing operations	1,294	5,002
Loss from discontinued operations less applicable benefit from income taxes of $48 and $61, respectively	(77)	(172)

Net earnings	$1,217	$4,830

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net earnings	$1,217	$4,830	$43,270	$16,465
Loss from discontinued operations	77	172	576	7,049
Interest expense, net	13,804	14,697	55,234	57,813
Provision for income taxes	1,148	2,163	27,703	13,792
Depreciation and amortization	3,868	3,428	14,823	23,308

EBITDA	20,114	25,290	141,606	118,427
Management fee and other expenses (a)	1,021	1,058	4,054	3,748
Restricted unit expense (b)	141	140	560	617
Insurance subsidiary interest income	537	572	2,867	2,024
Severance and other charges	1,292	239	3,693	1,164

Adjusted EBITDA*	$23,105	$27,299	$152,780	$125,980

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $32,089 and $12,068 for the years ended December 31, 2007 and 2006, respectively.

(a)	Reflects management sponsor fees and loss on disposal of assets.

(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data	December 31, 2007	December 31, 2006
	(In thousands)
Cash and cash equivalents	$30,290	$3,999
Accounts receivable, net	222,603	207,031
Long-term debt, including current portion	631,500	642,550

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